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                                                                   EXHIBIT a(10)


                       CREDIT SUISSE WARBURG PINCUS TRUST

                        Certificate of Establishment and
          Designation of the Blue Chip Portfolio, High Yield Portfolio,
           Small Company Value Portfolio and Small Company Portfolio

         The undersigned, being the Secretary of Credit Suisse Warburg Pincus Trust, a Massachusetts business trust with transferable shares (the "Fund"), being hereunto duly authorized, does hereby certify that, pursuant to a vote of a Majority of the Trustees of the Fund acting pursuant to Section 6.1(b) and
Section 9.3 of the Agreement and Declaration of Trust of the Fund dated March 15, 1995, as now in effect (the "Declaration"), at a meeting duly called and held on June 25, 2001, there is hereby established and designated the following Portfolios (in addition to the Portfolios now existing) into which the assets of the Fund shall be divided:

                               Blue Chip Portfolio

                              High Yield Portfolio

                          Small Company Value Portfolio

                             Small Company Portfolio

(each an "Additional Portfolio" and together the "Additional Portfolios"), having relative rights and preferences as follows:

         1. The beneficial interest in each Additional Portfolio shall be represented by a separate series (the "Additional Series") of shares of beneficial interest, par value $.001 per share ("Shares"), which shall bear the name of the Additional Portfolio to which it relates and shall represent the beneficial interest only in such Additional Portfolio. An unlimited number of Shares of the Additional Series may be issued.

         2. Each Additional Portfolio shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the Fund's then currently effective registration statement under the Securities Act of 1933, as amended, relating to the particular Additional Portfolio.

         3. The Shares of each Additional Portfolio, and the Series thereof, shall have the additional relative rights and preferences, shall be subject to the liabilities, shall have the other characteristics, and shall be subject to the powers of the Trustees, all as set forth in paragraphs (a) through (l) of
Section 6.2 of the Declaration. Without the limitation of the foregoing sentence, each Share of an Additional Series shall be redeemable, shall be entitled to one vote, or a ratable fraction of one vote in respect of a fractional share, as to matters on which Shares of such Series shall be entitled to vote, and shall represent a share of the beneficial interest in the assets of the respective Additional Portfolio, all as provided in the Declaration.

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         IN WITNESS WHEREOF, I have hereunto set my hand as of the day and year set forth opposite my signature below.


Dated:  June 25, 2001                         /s/ Hal Liebes
                                              ------------------------------
                                              Name: Hal Liebes
                                              Title: Secretary


                                 ACKNOWLEDGMENT

STATE OF NEW YORK    )
                     )
COUNTY OF NEW YORK   )  ss.                                       June 25, 2001

         Then personally appeared the above named Hal Liebes and acknowledged the foregoing instrument to be his free act and deed. Before me,


                                              /s/ George Travers
                                              -------------------------------
                                              Notary Public

         My Commission Expires:  July 15, 2003.